Exhibit 10(WW)
SEPARATION AGREEMENT AND MUTUAL RELEASE
     THIS SEPARATION AGREEMENT AND MUTUAL RELEASE (the “Agreement”) is entered into by and between SYSCO Corporation, a Delaware corporation (the “Company”) and THOMAS E. LANKFORD, a resident of the state of Texas (“Executive’’), as of the Effective Date of the Agreement, as defined below.
W I T N E S S E T H:
     Executive and Company are parties to that certain Executive Severance Agreement dated July 12, 2004, as amended by the First Amendment dated September 3, 2004 (“Severance Agreement”) , a copy of which is attached hereto.
     Executive and Company are terminating their employment relationship, subject to the terms hereof; and
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Resignation From Officer and Director Positions; Termination of Employment; Amendment and Continuance of Severance Agreement. As of July 1, 2005, Executive shall resign his position as President and Chief Operating Officer of the Company and from all other officer and director positions with the Company and its affiliates. Executive shall remain an employee of the Company available to perform such tasks as may be reasonably requested by the Company’s Board of Directors until October 1, 2005, on which date he will resign from employment. Until October 1, 2005, Executive shall continue to receive his base salary and all other benefits as in effect on the date of the execution of this Agreement. Even though Executive is not resigning for Good Reason, Executive’s resignation as of October 1, 2005 shall be deemed to be termination of his employment for “Good Reason,” as such term is defined in the Severance Agreement, for purposes of determining his rights and obligations thereunder, and as modified and amended hereby, the Severance Agreement shall continue in full force and effect and shall be the binding and enforceable agreement of all parties thereto and hereto.
     2. Specific Consideration. In exchange for the releases provided hereunder and other good and valuable consideration, and upon the execution of this Agreement, Executive shall be paid the amounts and receive the benefits as set forth on Exhibit A hereto, and the Company is relieved from, and shall have no obligation to make, any payments required under Sections 3 or 5 of the Severance Agreement, except to the extent set forth in Exhibit A; provided, however, that Section 3(b) of the Severance Agreement shall remain in full force and effect and the reference to amounts due under Section 3(a) shall be deemed to refer to amounts due under Exhibit A hereto. Executive agrees that no further amount is or shall be due or claimed to be due from Company and/or from any other person or entity released in paragraph 4 below except for any payments and benefits set forth on Exhibit A.

     3. Acknowledgment. Executive acknowledges that he has thoroughly discussed all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Executive hereby waives the requirement under the Older Worker’s Benefits Protection Act that Executive has twenty-one (21) days to review and consider this Agreement before executing it. Executive acknowledges and understands that he shall have seven (7) days after signing this Agreement during which he may revoke this Agreement by providing written notice to Company within seven (7) days following its execution. Any notice of revocation of this Agreement shall not be effective unless given in writing and received by Company within the seven-day revocation period via personal delivery, overnight courier, or certified U.S. mail, return receipt requested, to SYSCO Corporation, 1390 Enclave Parkway, Houston, TX 77077-2099, Attention: General Counsel. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE AND ENFORCEABLE UNTIL SUCH SEVEN (7) DAY PERIOD HAS EXPIRED. IF EMPLOYEE REVOKES THIS AGREEMENT WITHIN SUCH SEVEN (7) DAY PERIOD, EMPLOYEE WILL NOT BE ENTITLED TO RECEIVE ANY OF THE RIGHTS AND BENEFITS DESCRIBED HEREIN OR UNDER THE SEVERANCE AGREEMENT.
     4. Release of Claims by Executive. In consideration of the covenants from Company to Executive set forth herein, on Schedule A and in the Severance Agreement, as amended hereby, the receipt and sufficiency of which is hereby acknowledged, Executive, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest (collectively, the “Derivative Claimants” and each a “Derivative Claimant”), hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, Company and each of Company’s directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or held from the beginning of time to the date that Executive signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving Executive and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to the

Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, 42 U.S.C. Sections 1981, 1983, or 1985, the Vocational Rehabilitation Act of 1977, the Americans with Disabilities Act, the Family and Medical Leave Act or the Fair Credit Reporting Act or any other constitutional, federal, regulatory, state or local law, or under the common law or in equity, and (iii) any other matter (each of which is referred to herein as a “Claim”), provided, however, that nothing contained herein shall operate to release any obligations of Company, its successors or assigns (x) arising under any claims to amounts or benefits set forth on Exhibit A or provided under the Severance Agreement as amended hereby or (y) to defend and indemnify Executive to the maximum extent that directors and officers of corporations are required to be indemnified under Delaware law or the Company’s Certificate of Incorporation and Bylaws for all costs of litigation and any judgment or settlement amount paid.
     5. Release of Unknown Claims by Executive. Executive recognizes that he may have some claim, demand, or cause of action against the Releasees relating to any Claim of which he is totally unaware and unsuspecting and which is given up by the execution of this Agreement. It is Executive’s intention in executing this Agreement with the advice of legal counsel that this Agreement will deprive him of any such Claim and prevent Executive or any Derivative Claimant from asserting the same. The provisions of any local, state, federal, or foreign law, statute, or judicial decision providing in substance that this Agreement shall not extend to such unknown or unsuspecting claims, demands, or damages, are hereby expressly waived.
     6. Release of Executive by Company. In consideration of the covenants from Executive to Company set forth herein and in the Severance Agreement, as amended hereby, the receipt and sufficiency of which is hereby acknowledged, the Company, its assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, Executive, his heirs, devisees, legatees, executors, administrators, personal and legal representatives, or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever (a “Claim”), arising prior to the Effective Date out of events, occurrences or omissions actually known to the Company on the Effective Date. The burden of proving the actual knowledge of the Company of such events, occurrences or omissions giving rise to a Claim against Executive shall be the Executive’s burden, and shall only be established by the actual, conscious knowledge of (a) an officer of the Company who is an Executive Vice President of the Company or higher, or (b) the General Counsel of the Company, or (c) the Board of Directors of the Company, or (d) an appropriate committee of the Board of Directors constituted for a purpose related to the events, occurrences or omissions at issue.
     7. No Assignment. Executive represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Claims released herein. Executive agrees to indemnify and hold harmless the Releasees against any Claim, based on, arising out of, or due to any such assignment or transfer.

     8. Indemnification. In furtherance of the foregoing, Executive agrees on behalf of himself and the Derivative Claimants not to sue or prosecute any matter against any Releasee with respect to any Claim and agrees to hold each Releasee harmless with respect to any such suit or prosecution in contravention of this Section 8. The Company agrees on behalf of itself and its successors and assigns not to sue or prosecute any matter against Executive with respect to any Claim arising prior to the Effective Date out of events, occurrences or omissions actually known to the Company on the Effective Date and agrees to hold Executive harmless with respect to any such suit or prosecution in contravention of this Section 8. Executive understands that if this Agreement were not signed, he would have the right voluntarily to assist other individuals or entities in bringing Claims against the Releasees. Executive hereby waives that right and hereby agrees that he will not voluntarily provide any such assistance. To the extent that applicable law prohibits Executive from waiving his right to bring and/or participate in the investigation of a Claim, Executive nevertheless waives his right to seek or accept any damages or relief in any such proceeding.
     9. Representation Regarding Knowledge of Trade Secrets and/or Inventions. Executive hereby acknowledges and confirms that he has no right, claim or interest to any property, invention, trade secret, information or other asset used in the business of Company and that all such property, inventions, trade secrets, information and other assets used in the business of Company are owned by Company or its affiliates or licensed to Company or its affiliates by third parties not affiliated with Executive.
     10. Return of Company Property and Proprietary Information.
     (a) Executive further promises, represents and warrants that Executive has returned or will return to Richard Schnieders by no later than October 1, 2005, (a) all property of Company, including, but not limited to, any and all files, records, credit cards, keys, identification cards/badges, computer access codes, computer programs, instruction manuals, equipment (including computers) and business plans; (b) any other property which Executive prepared or helped to prepare in connection with Executive’s employment with Company; and (c) all documents, including logs or diaries, all tangible materials, including audio and video tapes, all intangible materials (including computer files), and any and all copies or duplicates of any such tangible or intangible materials, including any duplicates, copies, or transcriptions made of audio or video tapes, whether in handwriting or typewritten, that are in the possession, custody or control of Executive or his attorneys, agents, family members, or other representatives, which are alleged to support in any way any of the claims Executive has released under this Agreement; except as set forth in Exhibit A;
     (b) The foregoing representation shall include all Proprietary Information of Company and Company. With respect to Proprietary Information, Executive warrants, represents, and covenants to return such Proprietary Information on or before the close of business on October 1, 2005. As used herein, “Proprietary Information” means information in written form or electronic media, including but not limited to technical and non-technical data, lists, training manuals, training systems, computer based training modules, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes and plans regarding Company or its affiliates, clients, prospective clients, methods of operation, billing rates, billing procedures, suppliers, business methods, finances, management, or any other business information relating to Company or its affiliates (whether constituting a trade secret or proprietary or otherwise) which has value to Company or its affiliates and is treated by Company or its affiliates as being confidential; provided; however, that Proprietary Information shall not include any information that has been voluntarily disclosed to the public by Company or its affiliates (except where such public disclosure has been made without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Proprietary Information does include information which has been disclosed to Company or its affiliates by a third party and which Company or its affiliates are obligated to treat as confidential. Proprietary Information may or may not be marked by Company or its affiliates as “proprietary” or “secret” or with other words or markings of similar meaning, and the failure of Company to make such notations upon the physical embodiments of any Proprietary Information shall not affect the status of such information as Proprietary Information.
     11. COBRA. Company will provide Executive with a separate notification about his rights under COBRA to elect to continue group health insurance benefits for a specified time as provided under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), as well as certain other rights to continued health plan coverage as set forth in Exhibit A.
     12. Definitions.
     (a) For the purposes of this Agreement, the following definitions shall apply:
     (i) “Trade Secrets” shall mean information not generally known about the Company Business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, techniques, processes, financial data, lists of actual customers and potential customers, customer route books or lists containing the names, addresses, buying habits and business locations of past, present and prospective customers, sales reports, price lists, product formulae, methods and procedures relating to services.
     (ii) “Confidential Information” means other business information of the Company not generally known to the public and which the Company desires and makes reasonable efforts to keep confidential, including without limitation the following, to the extent not a “trade secret,”: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets;

customer, supplier and broker lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques and strategies; prospective customers’ and suppliers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information..
     (iii) “Company” shall mean Sysco and all of its operating company subsidiaries and divisions.
     (iv) “Company Business” shall mean the distribution of food or related nonfood products (including, without limitation, paper products, such as disposable napkins, plates and cups, tableware, such as china and silverware, restaurant and kitchen equipment and supplies, medical and surgical supplies, cleaning supplies, and personal care guest amenities, housekeeping supplies, room accessories and hotel and motel textiles) currently distributed by Sysco and/or its operating companies to restaurants, healthcare and educational facilities, lodging establishments or other similar customers. The parties hereto agree that, by virtue of his duties and responsibilities over Sysco and its operating companies, Executive is fully familiar with the full range of products offered as part of the Company Business.
     (v) “Competing Business” shall mean any person, concern or entity which is engaged in or conducts a business substantially the same as the Company Business or any segment thereof.
     (vi) “Territory” shall mean: (a) the counties in which any Sysco operating company presently has a physical place of business; and/or (b) the counties in which any Sysco operating company presently services customers in furtherance of the Company Business. The parties hereto agree that the Company serves customers throughout the Territory and Executive’s duties and responsibilities hereunder extend throughout the Territory given his position as President and Chief Operating Officer over all of Sysco’s operating companies.
     13. Confidential Information.
     Executive covenants and agrees that he will not at any time, other than in the performance of his duties for the Company, both during and after his employment by the Company, communicate or disclose to any person or entity, or use for his benefit or for the benefit of any other person or entity, directly or indirectly, any of the Company’s Trade Secrets and/or Confidential Information. For the purposes of this Agreement, the prohibition against the disclosure of Confidential Information only shall end twenty-four (24) months after the termination, for any reason, of Executive’s employment with the Company. The disclosure of Trade Secrets by the Executive is prohibited for the life of the Executive, or until the Trade Secret information becomes publicly available through no fault of the Executive.

     14. Agreement Not To Solicit Customers and Suppliers.
     Executive acknowledges that he provides unique services to the Company which both parties acknowledge has resulted in and expect will continue to result in the creation of goodwill for the Company among its customers and suppliers. Executive’s duties may include participating in developing relationships with particular customers or suppliers on the Company’s behalf. Executive further acknowledges that Trade Secrets and Confidential Information are the foundation of the Company’s business and that such Trade Secrets and Confidential Information change and evolve on a continual basis.
     Because the Company has agreed to expose Executive to various customers and suppliers and/or disclose various Trade Secrets and Confidential Information to Executive, in order to protect the Company’s goodwill in its customers, as well as its Trade Secrets and Confidential Information, Executive covenants and agrees that during his employment by the Company and for a period of one year following the termination of such employment for any reason, he will not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, or attempt to divert or appropriate to a Competing Business (and only that portion of Competing Business that is in competition with the Company Business), any supplier or customer with whom Executive dealt at any time during the twenty-four month immediately preceding termination of his employment.
     15. Agreement Not To Compete.
     Executive recognizes that developing customers and suppliers on behalf of the Company takes substantial time, money and personal contact. Executive further acknowledges that Trade Secrets, Confidential Information and the Company’s relationships with its customers and suppliers are the foundation of the Company’s business. Accordingly, in order to protect the Company’s customer and supplier relationships and the Company’s Trade Secrets and Confidential Information, Executive covenants and agrees that during employment by the Company and for a period of one year after termination of such employment for any reason, Executive will not, without prior written consent of the Company, directly or indirectly, within the Territory, on behalf of himself or any Competing Business, engage in any business in which Executive provides services which are the same or substantially similar to Executive’s duties during the last twelve months of his employment with the Company, which is hereby terminating pursuant to the terms of this Agreement.
     16. Agreement Not To Solicit Employees.
     During his employment by the Company and for a period of one year following termination of such employment for any reason, Executive will not either directly or indirectly, solicit, divert or recruit any employee of the Company to leave such employment to work for a Competing Business.
     17. Agreement Not To Disparage.
     Executive and the Company agree that, for a period of five years following the separation of Executive’s employment, neither shall make any disparaging comments or accusations detrimental to the reputation, business, or business relationships of the other except in connection with legal proceedings. In the event that Executive becomes legally compelled to disclose information that may be disparaging to the Company, or detrimental to the business or business relationships of the Company, he shall provide the Company with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order remedy is not obtained, or that the party about whom the disclosure is to be made waives compliance with the provisions of this Agreement, Executive will furnish only such information that he is advised by written opinion of counsel (such counsel’s opinion to be obtained at the expense of the party seeking the protective order) is legally required and will exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded any confidential information. This Section shall not apply to disparaging comments or accusations made in testimony or pleadings in connection with any claims asserted by Executive in a court of law. Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or the Executive to the extent required by any state or federal law enforcement agency or require notice to the Company or the Executive thereof.
     18. Remedies. Executive acknowledges and agrees that by virtue of the duties and responsibilities attendant to his employment by the Company and the special knowledge of the Company’s affairs, business, clients and operations that he has been provided as a consequence of such employment, irreparable loss and damage will be suffered by the Company if Executive should breach or violate any of the covenants and agreements contained in Sections 13-17 hereof. Executive further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the Company Business and the assets of the Company. Executive therefore agrees and consents that the Company shall be entitled to an injunction to prevent a breach or contemplated breach by Executive of any of the covenants or agreements contained in such paragraphs. Executive moreover agrees that he shall not be entitled to receive or retain any and all payments paid or payable as set forth on Exhibit A of this Agreement, including the right to retain any payments already made by the Company, in the event that he breaches any of the covenants set forth in Section 17 hereof or, after sixty days following written notice from the Company to Executive of a breach under Sections 13, 14, 15 or 16, fails to cease the activity that is the subject of the notice.
     19. Severability. If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision shall be deemed modified to most closely resemble the original intent of the parties, without invalidating the remainder of this Agreement; and such shall not affect any other provision of this Agreement and each other provision of this Agreement shall be enforced to the full extent permitted by law. Executive moreover agrees and acknowledges that the covenants provided herein are the primary consideration for the severance being provided to Executive as set forth on Exhibit A of this Agreement.

     20. General Provisions.
     (a) This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Executive and Company and each of their respective successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives.
     (b) Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof in order to induce the execution of this Agreement. Executive acknowledges that the consideration for signing this Agreement is a benefit to which Executive would not have been entitled had Executive not signed this Agreement.
     (c) Except in the event that Company publicly files this Agreement or otherwise publicly discloses its terms and conditions, Executive agrees that the terms and conditions of this Agreement, including the consideration hereunder shall not be disclosed to anyone and shall remain confidential and not be disseminated to any person or entity not a party to this Agreement except to family members, legal counsel, an accountant for purposes of securing tax advice, the Internal Revenue Service, or state taxing agencies.
     (d) The “Effective Date” of this Agreement shall be the eighth (8th) day after the execution of the Agreement by Executive.
     (e) This Agreement does not constitute an admission of any liability.
     (f) Neither this Agreement nor any provision hereof may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.
     (g) Except for the Severance Agreement, as amended hereby, and other than as expressly provided herein, the parties hereto acknowledge and agree that this Agreement supersedes all prior agreements or other arrangements by and between Company and Executive with respect to compensation and benefits payable by Company to Executive, including all of Company’s payment obligations for compensation set forth in any employment agreement between the parties, whether or not in writing, and that such prior agreements or arrangements with respect to compensation and benefits payable by Company to Executive shall upon the execution and delivery hereof by the parties hereto be null and void and of no force and effect whatsoever.
     (h) This Agreement shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws and rules) of Delaware.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.
EXECUTIVE ATTESTS THAT HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
NOTICE — THIS AGREEMENT CONTAINS A WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.
EXECUTED THIS _14___DAY OF ___June___, 2005.

EXECUTIVE:	/s/ Thomas E. Lankford
	Print Name:	Thomas E. Lankford

Sworn to and subscribed before me this _14___day of ___June___, 2005.

/s/ Ann G. Castaldo
Notary Public

EXECUTED THIS _14___DAY OF ___June___, 2005.
Company: SYSCO Corporation

By:	/s/ Michael C. Nichols
Its:	Vice President, General Counsel and Corporate Secretary

Exhibit A to Separation Agreement and Mutual Release
1. Vacation
     On the latest of (i) October 1, 2005 (the “Separation Date”), or (ii) the date after the 7-day rescission period described in the Agreement has expired without Executive having revoked this Agreement (with such latest date hereinafter the “Final Date”), Executive will receive a cash lump sum calculated at a rate of $2,884.61 per day, subject to applicable withholding for employment and income taxes, for all of Executive’s earned, but not taken (in calendar year 2005), vacation days through the Separation Date (amount not to exceed $72,115.25).
2. Severance
     On the Final Date, Executive will receive a lump sum cash severance payment, subject to applicable withholding for employment and income taxes, which is equal to the sum of (i) $1,500,000.00, which is 24 months of Executive’s monthly base salary, (ii) the amount which is two times Executive’s average annual bonus for the immediately preceding 5 fiscal years ending prior to the Separation Date, calculated after payment of the fiscal 2005 bonus as described in Section 3 below, or for the five fiscal years ending in 2004 if that amount is greater, (iii) 24 months of the monthly cost to Executive for continued coverage under the Company’s group health plans under COBRA, not to exceed $30,669, and (iv) an additional payment of $810,606.
3. 2005 Bonus
     At the same time as bonuses, if any, are paid to other executives in respect of the Company’s 2005 fiscal year under the Company’s 2000 Management Incentive Plan (“MIP”), Executive will receive a bonus equal to the amount earned under the MIP based on Company performance. Executive’s existing election to defer receipt of 40% of any MIP bonus shall be applied to this bonus payment and Executive shall be entitled to receive a matching contribution into the Executive Deferred Compensation Plan equal to 10% of the amount of such bonus. Executive’s existing election to receive 40% of any MIP bonus in stock shall be applied to this bonus payment and Executive shall be entitled to receive a matching stock distribution equal to 50% of the number of shares so elected, plus the associated Additional Cash Bonus as defined in the MIP.
4. Medical, Dental and Vision Coverage
     Regular coverage under the Company’s medical, dental and vision plans will end as of October 31, 2005. The Company agrees to provide Executive, Executive’s spouse and eligible dependents continued coverage under its applicable group health plans for a period of 18 months beginning November 1, 2005 through COBRA, subject to Executive’s election of such coverage and payment of the applicable COBRA premium. Following the COBRA continuation period, Executive shall be eligible to elect continued coverage for his spouse and dependents under the Company’s Early Retiree Healthcare Plan until age 65.

5. Life Insurance and Disability Coverage
     Coverage under the Company’s group life plan will continue through October 31, 2005. Executive may purchase conversion coverage at his election. Coverage under the Company’s disability plan will cease as of the Separation Date.
6. SERP Benefits
     For purposes of the Company’s Supplemental Executive Retirement Plan (“SERP”), Executive shall be deemed to be age 62 with 25 years of service and shall be considered fully vested in his SERP benefits. Payment of benefits shall commence beginning on the date 6 months following the Separation Date (“Delayed Starting Date”).
7. Executive Deferred Compensation Plan
     For purposes of the Company’s Executive Deferred Compensation Plan (“EDCP”), Executive shall be deemed age 60 and shall be considered fully vested in his entire account balance, including the amount credited to the EDCP as a matching contribution with respect to Executive’s fiscal year 2005 MIP bonus payout. The parties acknowledge and agree that Executive’s final EDCP balance shall be increased by the contribution payable with respect to his fiscal year 2005 MIP bonus payout and the associated matching contribution, plus the value of any earnings to be credited to his account. Following the Separation Date, Executive shall be entitled to receive a distribution of his Account balance in the form previously elected, with any installment payments beginning as of the Delayed Starting Date, to the extent required under Section 409A of the Internal Revenue Code. In the event other EDCP participants are given the opportunity to change payout elections consistent with Section 409A, similar opportunities will be offered to Executive.
8. 401(k) and Pension Plans
     Executive’s participation in the SYSCO Corporation Employees’ 401(k) Plan (the “401(k)”) and SYSCO Corporation Retirement Plan (the “Pension Plan”) will cease as of the Separation Date. Executive will be entitled to his vested 401(k) and Pension Plan benefits in accordance with the terms of such plans.
9. Stock Options
     Each stock option previously granted to Executive by the Company and outstanding on the Separation Date shall continue to vest and become exercisable to the extent set forth therein. Executive shall not be deemed to be age sixty for the purpose of vesting any option.
10. Restricted Stock
     Executive’s termination shall be treated as a retirement for purposes of his restricted shares held under the MIP. Accordingly, all contractual restrictions on Executive’s shares of restricted stock held by Executive as of the date of this Agreement shall lapse as of the Separation Date. In addition, all contractual restrictions on any shares credited pursuant to Executive’s stock election under the MIP for fiscal year 2005 shall lapse upon the Separation Date.
11. Cash Performance Units
     Pursuant to the 2004 Long-Term Incentive Cash Plan (“LTICP”), Executive has the following Performance Units currently outstanding:

Performance	Performance Period	Number of	Value assigned to
Period Start Date	Ending Date	Performance Units	performance units
July 4, 2004	June 30, 2007	14,500	$35.00
     Executive’s termination shall be treated as a “Retirement” for purposes of the LTICP, and he shall be entitled to payment at the end of the relevant Performance Period based on actual Company performance.
12. Severance Agreement
     The parties hereto acknowledge and agree that the Severance Agreement, as modified and amended hereby, remains in full force and effect.
13. Legal Fees
     The Company will reimburse Executive for the actual cost incurred in connection with the preparation and review of this Agreement by his legal advisors, up to a maximum of $20,000.
14. Miscellaneous
     The Company will provide Executive with reasonable administrative support through the Separation Date and will continue to maintain Executive’s Company email account and Blackberry service subscription for a period of two years following the Separation Date. Executive shall be entitled to retain his Blackberry pda device during such period.
15. American Jobs Creation Act of 2004
     The Company and Executive both agree to use reasonable best efforts to cause any non-qualified deferred compensation to be paid to Executive by the Company to comply with the provisions of Section 409A of the Internal Revenue Code. The parties agree that in the event subsequent guidance requires any amendments to this Agreement to maintain compliance with Section 409A, the parties will negotiate in good faith to make such amendments as may be necessary to maintain such compliance. In addition, the Company agrees that it will use its reasonable best efforts to maintain the Company deferred compensation plans and arrangements in compliance with Section 409A (to the extent applicable to Executive) so as to avoid the imposition of an excise tax on Executive pursuant to such Section.